Exhibit 10.02

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”) is entered into by and between CCI-1150 Gemini, Ltd., a Texas limited partnership (the “Seller”), and Triple Net Properties, LLC, or assigns (the “Purchaser”).

ARTICLE I

AGREEMENT OF PURCHASE AND SALE

1.1.    Agreement.    For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)    That certain tract of land located in Houston, Harris County, Texas, and being more particularly described in Exhibit “A” attached hereto, together with all the rights and appurtenances pertaining thereto, including, but not limited to, all right, title, and interest of Seller, if any, in and to any adjacent strips and gores between the property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, road, easement, street, alley or right-of-way, open or proposed, in, on, across, abutting or adjacent to the property (collectively, the “Land”).

(b)    All buildings, structures, fixtures and other improvements of every kind and nature presently situated on, in or under, or used in, on or about the Land, including an office building located at 1150 Gemini, Houston, Texas (collectively, the “Improvements”).

(c)    All of Seller’s right, title and interest in and to all (i) equipment, fixtures, machinery, HVAC equipment, and building materials owned or leased by Seller and located on, attached to or used in connection with the Land and the Improvements; (ii) plans, specifications, surveys, architectural, engineering, soils, and environmental studies related to the Land or Improvements, if any, in Seller’s possession or direct control, (iii) warranties, guaranties, indemnities and claims related to the Improvements, if any, in Seller’s possession, (iv) licenses, permits, governmental approvals, development rights or zoning rights or any other similar rights, including, without limitation, building permits, notices of completion, certificates of completion and certificates of occupancy for the Improvements, and (v) any other tangible and intangible personal property owned by Seller and located on, attached to or used in connection with the operation, management and maintenance of the Land and the Improvements (collectively, the “Personal Property”).

(d)    That certain Triple Net Lease Agreement dated June 18, 2001, by and between Seller, as Landlord, and United Space Alliance, L.L.C. (“USA”), as Tenant, for the use or occupancy of the Improvements and the Land (the “Lease”).

The Land and Improvements are sometimes hereinafter collectively referred to as the “Real Property”. The Real Property and Personal Property are sometimes hereinafter collectively referred to as the “Property.

ARTICLE II

PURCHASE PRICE

2.1.    Purchase Price.    The purchase price for the Property (the “Purchase Price”) is Fifteen Million Five Hundred Thousand and No/100 Dollars ($15,500,000.00), payable in cash at Closing (hereinafter defined) subject to the offsets and credits described herein.

ARTICLE III

CONTRACT CONSIDERATION AND EARNEST MONEY

3.1.    Independent Contract Consideration.    Upon execution of this Contract, by Seller, Purchaser hereby delivers to Seller a check in the amount of $100.00, which is hereby accepted by Seller as the independent contract consideration for Seller’s execution and delivery of this Contract, which consideration is in addition to and independent of any other consideration provided for in this Contract, is earned, and is nonrefundable.

3.2.    Earnest Money; Amount and Payment.    Within two (2) business days from the date hereof, Purchaser shall deliver by wire transfer One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Earnest Money”) to Houston Title Company, attn: Heidi Andrews, 777 Post Oak Blvd., Suite 200, Houston, Texas 77056 (the “Title Company”). The Title Company shall deposit the Earnest Money in an account and at a depository selected by Purchaser, with interest, if any, to accrue to the benefit of Purchaser, and such interest shall become part of the Earnest Money. The Earnest Money, unless earlier returned to Purchaser or unless delivered to Seller as herein provided, shall be applied to the Purchase Price at the Closing.

3.3.    Additional Earnest Money.    If Purchaser does not elect to terminate this Contract pursuant to Section 6.1 hereof, then prior to the expiration of the Inspection Period, Purchaser shall deliver by wire transfer an additional One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Additional Earnest Money”) to the Title Company. The Additional Earnest Money shall become part of the Earnest Money and applied to the Purchase Price at the Closing.

ARTICLE IV

DUE DILIGENCE ITEMS

4.1.    Due Diligence Items.    Within two (2) business days after the Effective Date (hereinafter defined) (the “Delivery Date”), Seller shall deliver to Purchaser (attention Theresa T.

Hutton) (except as to item 4.1 (g), which shall be made available to Purchaser at the Seller’s offices in Houston, Texas), all of the following (the “Due Diligence Items”):

(a)    A copy of Seller’s existing survey of the Property (the “Existing Survey”) dated September 28, 1998, revised on March 9, 1999, prepared by Jeffrey N. Heck, R.P.L.S. with Texas Land Surveying, Inc. (the “Surveyor”).

(b)    A current Commitment for Title Insurance (the “Title Commitment”) issued by the Title Company for the issuance of a Title Policy (hereinafter defined), together with copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Land, including items listed in Schedule C of the Title Commitment.

(c)    To the extent in Seller’s possession or direct control, any engineering and architectural plans, drawings, or specifications, engineering tests or studies, and all other reports, plans or studies held by or for Seller which relate to the Property (collectively, the “Plans”).

(d)    Copy of the Lease (including all modifications, amendments, or supplements thereto).

(e)    A ledger report from Seller indicating, with respect to the Lease, the date Seller deposited the rent for the previous 12 months.

(f)    Operating statements for the Real Property for 2000 and 2001 as prepared by Seller’s former property management company. Subsequent to November, 2001, the Real Property has been managed by USA.

(g)    Make available to Purchaser at Seller’s offices in Houston, Texas, all files and records relating to the operation of the Property.

(h)    Copies of existing loan documents affecting the Real Property, but only if Purchaser written notice that it intends to assume Seller’s existing loan (the “Existing Loan”) and submits the appropriate application to Seller’s existing lender (the “Existing Lender”) and pays the applicable assumption fees and deposits.

Within two (2) business days after the Delivery Date, Purchaser must deliver to Seller a written notice (the “Purchaser’s Receipt Notice”) acknowledging Purchaser’s receipt of the Due Diligence Items (other than item 4.1(g) which will be “made available” at Seller’s offices in Houston, Texas) and specifically notifying Seller of any Due Diligence Items not delivered by Seller to Purchaser by the Delivery Date. If Purchaser fails to timely deliver the Purchaser’s Receipt Notice to Seller, Purchaser will be deemed to have received all Due Diligence Items by the Delivery Date. If Purchaser timely delivers Purchaser’s Receipt Notice and designates therein a Due Diligence Item not timely delivered by Seller, Seller agrees to deliver such Due Diligence Item to Purchaser within two (2) business days from Seller’s receipt of the Purchaser’s Receipt Notice (the “Extended Delivery Date”). Seller and Purchaser agree to jointly confirm in writing to each other and the Title Company the delivery of the Due Diligence Items by either the

Delivery Date or the Extended Delivery Date, as applicable, and confirm the commencement of the Inspection Period described in Section 6.1 hereof.

4.2.    Disclosure Regarding Operation of Property Prior to the Lease.    Seller acquired the Property in July, 1999. From the date of Seller’s acquisition of the Property until the execution of the Lease, Seller operated the Property and has various business records related to the operation of the Property, including, but not limited to, service and maintenance agreements, management contracts, operating statements, information taxes, utilities, maintenance, repairs and other expenses relating to the management and operation of the Property. Upon the execution of the Lease, USA took over operation, management, maintenance and repair of the Property in accordance with the terms of the Lease. Though Seller has some business records related to the Property after the date of the Lease, most of the records related to the operation, management, maintenance and repair of the Property relate to the time periods prior to the Lease. Seller agrees to make available to Purchaser at Seller’s offices in Houston, Texas all of Seller business records related to the Property.

4.3.    Updated Survey.    Prior to the expiration of the Inspection Period, Purchaser, at Purchaser’s sole cost and expense, may obtain an updated survey of the Property (the “Updated Survey”). If Purchaser closes the purchase of the Property, Seller will reimburse Purchaser for the actual cost of the Updated Survey obtained by Purchaser, not to exceed $1,500.00.

ARTICLE V

SURVEY AND TITLE REVIEW

5.1    Survey and Title Review.    Purchaser shall have a period of fifteen (15) days from the date on which it receives the last of the Title Commitment and the Existing Survey (but shall not begin earlier than the Effective Date) in which to review the state of Seller’s title to the Property (the “Title Review Period”). If the Existing Survey or Title Commitment reflects or discloses any defect, exception or other matter that materially and adversely affects the Property (individually, “Title Defect” and collectively, “Title Defects”) that is unacceptable to Purchaser for any reason whatsoever, then prior to the expiration of the Title Review Period, Purchaser shall provide Seller with written notice of its objections, the efforts Purchaser would like Seller to initiate to attempt to cure such objections. Seller shall have ten (10) days (the “Cure Period”) from the date of Seller’s receipt of such notice to attempt to cure such Title Defects to the reasonable satisfaction of Purchaser. Seller shall not be required to remove or cure the Title Defects or incur any costs or liability in so doing, other than the liens securing the Existing Loan, any other deed of trust liens, judgment liens, tax liens, voluntary liens or mechanic’s liens against the Property as reflected on Schedule C of the Title Commitment.

If Seller does not cure any or all of the Title Defects within the Cure Period, Seller shall notify Purchaser in writing, prior to the expiration of the Cure Period, specifying Seller’s decision, regarding the cure of each of the Title Defects (the “Cure Notice”), and Purchaser may, as its sole and exclusive remedies, on or before five (5) days after receipt of the Cure Notice (the “Defect Review Period”), either: (i) terminate this Contract by written notice to the Seller, or (ii)

elect in writing to waive any uncured Title Defect which Seller has not agreed in the Cure Notice to cure at or prior to Closing.

If Purchaser fails to terminate the Contract on or prior to expiration of the Defect Review Period, then any Title Defect (i) that Seller has failed to cure on or prior to the expiration of the Cure Period and has not agreed in the Cure Notice to cure or cause to be cured by Closing, and (ii) that is set forth on Schedule B of the Title Commitment or the Existing Survey shall be deemed waived by Purchaser. In the event Seller fails to provide Purchaser with the Cure Notice prior to the expiration of the Cure Period, such failure shall not be a default hereunder, but shall be deemed to be a notice from Seller that it will not remove or cure such Title Defects, and Purchaser shall have the right as its sole and exclusive remedies, with such right to be exercised within five (5) days after the expiration of the Cure Period, to either: (i) terminate this Contract by written notice to Seller; or (ii) elect in writing to waive any uncured Title Defects.

Purchaser shall have ten (10) days after receipt of the Updated Survey (the “Updated Survey Review Period”) to review and deliver written objections to Seller to any matter shown on the Updated Survey that is not shown on the Existing Survey and that materially and adversely affects the Property (the “Updated Survey Defects”). Seller shall not be obligated to cure any Updated Survey Defects prior to Closing, or incur any costs or liability in so doing. If Seller is unable or unwilling to cure any Updated Survey Defects by the Closing Date, then Purchaser shall have the right to either (i) terminate this Contract and receive a complete refund of the Earnest Money, together with all interest which has accrued thereon, or (ii) waive such Objections and proceed to Closing.

Any exceptions to Seller’s title, the Existing Survey or the Updated Survey (i) (a) to which Purchaser has not objected or (b) which have been waived or deemed waived by Purchaser, and (ii) which are shown on Schedule B of the Title Commitment or on the Existing Survey or the Updated Survey shall be “Permitted Exceptions.” If Purchaser terminates this Contract as provided for herein, then the Earnest Money shall be returned immediately to Purchaser and neither Seller nor Purchaser shall have any further right or obligation hereunder.

ARTICLE VI

INSPECTION

6.1.    Inspection Period.    Purchaser shall have a period of thirty (30) days from the Delivery Date (or the Extended Delivery Date as the case may be) (the “Inspection Period”) in which to inspect the condition of the Property, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a review of Seller’s business records, a non-invasive physical inspection of the Property, an appraisal, an environmental audit, a review of the Lease, tenant interviews conducted in the presence of one of Seller’s representatives, and a non-invasive engineering inspection of the Property) to determine the suitability of the Property for Purchaser’s needs. Purchaser shall not permit any liens to attach to the Property by reason of the exercise of such inspections or investigations. In the event the purchase and sale of the Property as contemplated by this Contract does not close, Purchaser agrees to restore the Property to its condition as of the Effective Date as reasonably possible, and shall provide Seller with a copy of all of the results of Purchaser’s inspections and investigations, as well as return all copies of any books, files or records either delivered by Seller to Purchaser or copied by Purchaser during its inspection and investigation of the Property. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens by contractors, subcontractors, materialmen or laborers performing such work, tests or inspections for Purchaser, as well as any claims asserted by third parties for injuries or damages to said third parties or their property resulting from such work or tests for Purchaser. In addition, prior to Purchaser or its agents having access to the Property, Purchaser shall obtain and maintain commercial general liability insurance with solvent and responsible insurance companies having a Best’s Rating of A or better, and a Best’s Financial Size Category of VIII, or better, legally authorized to transact business in the State of Texas with no less than $1,000,000.00 combined single limit and in a form and content reasonably acceptable to Seller. Purchaser shall cause Seller to be named as an additional insured under such policy, and shall, prior to Purchaser, or any of its agents, representatives or consultants entering the Property, furnish Seller with certificates of insurance reasonably satisfactory to Seller. The limit of such insurance shall not, however, limit the liability of Purchaser hereunder. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Seller.

Purchaser shall have until the conclusion of the Inspection Period to approve or disapprove of the inspection of the Real Property and the Due Diligence Items. If Purchaser desires to approve the condition of the Real Property and move forward with this transaction, Purchase must deliver to Seller and the Title Company a written notice (the “Property Acceptance Notice”) acknowledging that the Property is acceptable to Purchaser in all respects and that the Earnest Money is non-refundable (except for failure of a condition precedent, a casualty or condemnation, or an uncured default by Seller under this Contract). If Purchaser timely delivers the Property Acceptance Notice, Purchaser (i) shall be deemed to be completely satisfied with the Property in all respects, (ii) shall have waived any right to terminate this Contract and acknowledged that the Earnest Money is non-refundable (except for a failure of a condition precedent, a casualty or condemnation, or Seller’s uncured default), and (iii) is prepared to move toward Closing, subject only to the conditions precedent to Purchaser’s performance set forth in Section 9.1. If Purchaser fails to timely deliver a Property Acceptance Notice to Seller and Title Company prior to the expiration of the Inspection Period in the format set forth above, this Contract shall thereupon be automatically terminated, Purchaser shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Purchaser, the Earnest Money shall be immediately returned to Purchaser and the parties shall be relieved of any further obligation to each other with respect to the Real Property; provided however, Purchaser shall be obligated to comply with its restoration and indemnification obligations set forth in this Section 6.1.

ARTICLE VII

REPRESENTATIONS, WARRANTIES,

COVENANTS, AND AGREEMENTS OF SELLER

7.1.    Representations and Warranties.    In order to induce Purchaser to enter into this Contract, Seller makes the following warranties and representations that shall be true and correct as of the Effective Date and on the Closing Date:

(a)    Seller has good and indefeasible fee simple title to Property, subject to all matters of record in the Official Public Records of Harris County, Texas, and applicable to the Property, and at the Closing, Seller will have and will convey to Purchaser by special warranty deed, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions.

(b)    There is no litigation or proceeding pending or, to Seller’s current actual knowledge, without inquiry, threatened against or relating to the Seller or the Property.

(c)    Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas. Seller is authorized and permitted to enter into this Contract and to perform all covenants and obligations of Seller hereunder, and Seller’s right to execute this Contract is not limited by any other agreements. The person signing this Contract has been authorized by Seller to do so. The execution and delivery of this Contract, the consummation of the transaction described herein and compliance with the terms of this Contract will not conflict with, or constitute a default under, any agreement to which Seller is a party or by which Seller or the Property is bound, or violate any regulation, law, court order, judgment, or decree applicable to Seller or the Property.

(d)    There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings under the Bankruptcy Code, 11 U.S.C. § 101, et seq., or under any other debtor relief laws contemplated by or pending or threatened against Seller.

(e)    Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(f)    No person, corporation, or other entity has or on the Closing Date shall have any right or option granted by Seller (or any other right or option of which Seller is aware to its current, actual knowledge, without inquiry) to acquire all or any portion of the Property.

(g)    Except for debts, liabilities, and obligations for which provision is made herein for proration or other adjustment at Closing, as of Closing, all debts, liabilities and obligations arising from the ownership and operation of the Property (including, but not limited to, utility services and tap fees) will have been paid.

(h)    There are no other tenant leases other than the Lease.

(i)    There are no on-site employees of Seller at the Real Property, and following the Closing, Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

(j)    Seller has not received any written notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof.

(k)    There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property incurred by Seller, except for those that will be paid in the ordinary course of business prior to Closing or the payment of which has otherwise been adequately provided for to the satisfaction of Purchaser.

(l)    Seller has or will pursuant to this Contract deliver to Purchaser a true, accurate and complete copy of the Lease and Seller has not entered into any other leases for any portion of the Real Property. To Seller’s current actual knowledge, without inquiry, no persons, tenants or entities occupy space in the Real Property other than USA, and persons authorized by USA to occupy the Real Property under the Lease. Except a set forth in the Lease and the commission agreements between Seller and CB Richard Ellis and The Cole Gross Company, no brokerage commission or similar fee is due or unpaid by Seller with respect to the Lease. The Lease is in full force and effect, and to Seller’s current actual knowledge, without inquiry, is subject to no defenses, setoffs or counterclaims for the benefit of USA. To Seller’s current actual knowledge, without inquiry, neither Seller nor USA is in any material default under the Lease. Except as set forth in the Lease, Seller has no obligation to USA under the Lease to further improve USA’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no deposits are held by Seller.

(m)    Seller has not received written notice of any pending proceedings, nor to Seller’s current actual knowledge, without inquiry, are any proceedings contemplated to condemn the Real Property or any part of it.

(n)    Except for the USA Lease, Seller has not entered into any agreements or other obligations which may affect the current use of the Real Property.

(o)    The operating statements furnished to Purchaser in connection with or pursuant to this Contract (a) accurately reflect the financial condition of the Real Property as of the date thereof in all material respects, and (b) to the Seller’s current actual knowledge, without inquiry, do not fail to state any material liability, contingent or otherwise, or any other material facts the omission of which would be misleading.

(p)    Seller has not received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof.

The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Closing and shall survive the Closing for a period of six (6) months and shall not be merged as of the date of the Closing hereunder.

7.2.    Covenants of Seller.    Seller covenants that from and after the Effective Date, Seller shall:

(a)    Subject to the rights of USA under the Lease, including, specifically, USA’s right to restrict access to portions of the Improvements, give Purchaser and Purchaser’s agents and representatives access, during normal business hours prior to the Closing, to physically inspect the Improvements and the Personal Property to evaluate the operating condition thereof, and to conduct such non-invasive inspections, surveys, and tests, and to examine the books and records to the extent in Seller’s possession relating to the operation, ownership and management of the Property. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

(b)    Not: (i) perform any grading or excavation, construction, or removal of any Improvement or make any other change or improvement on the Land; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions or restrictions on the Property; or (v) institute or participate in any annexation, zoning, platting or other governmental action regarding the Property.

(c)    Not without the prior written consent of Purchaser, amend or terminate the Lease or enter into any contract or other agreement that affects the Property.

(d)    Cause at or prior to Closing the release of all liens and encumbrances (except Permitted Exceptions) against the Property and the cure of all Title Defects that that Seller has agreed to cure, and cooperate in good faith with the Title Company to satisfy all requirements and conditions set forth on the Title Commitment.

(e)    Cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

(f)    Not, without Purchaser’s written approval, enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Closing.

(g)    To comply in all material respects with all obligations to be performed by it under the Lease, and all permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

(h)    To provide Purchaser with copies of any default letters sent to USA and copies of any correspondence received from USA that it is “going dark”, seeking to re-negotiate its lease, or relating to a bankruptcy filing by USA.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

8.1.    Representations and Warranties.    To induce Seller to enter into this Contract, Purchaser represents and warrants to Seller that Purchaser is a limited liability company, duly organized under the laws of the Commonwealth of Virginia, and is authorized to do business and is in good standing in the State of Texas, and is fully authorized and empowered to enter into this Contract and to consummate the transactions contemplated hereunder. The person signing this Contract has been authorized by Purchaser to do so. The execution and delivery of this Contract, the consummation of the transaction described herein and compliance with the terms of this Contract will not conflict with, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is bound, or violate any regulation, law, court order, judgment, or decree applicable to Purchaser.

8.2    Property Condition Acknowledgement.    PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS EXPERIENCED IN THE ACQUISITION, DEVELOPMENT, OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER, PRIOR TO THE CLOSING DATE, WILL HAVE INDEPENDENTLY INVESTIGATED AND INSPECTED THE PROPERTY OR WILL HAVE HAD THE OPPORTUNITY TO INSPECT THE PROPERTY TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION AND IS NOT RELYING ON ANY INFORMATION BY SELLER, ANY OF SELLER’S REPRESENTATIVES OR EMPLOYEES, OR THE BROKER OR ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES OR EMPLOYEES, IN DETERMINING WHETHER TO PURCHASE THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED BY SELLER TO PURCHASER WITH RESPECT TO THE PROPERTY HAS BEEN OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY IN THIS CONTRACT, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PURCHASER FURTHER ACKNOWLEDGES THAT AT CLOSING, IT WILL BE FULLY AND COMPLETELY

SATISFIED THAT THE PROPERTY IS SATISFACTORY IN ALL RESPECTS FOR ITS INTENDED USE AND PURCHASER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER OR THE BROKER IN CONNECTION WITH THE PROPERTY.

PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER’S SPECIAL WARRANTY OF TITLE TO THE PROPERTY AND FOR THE REPRESENTATIONS SPECIFICALLY PROVIDED IN THIS CONTRACT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (A) THE NATURE, MANNER, QUALITY, CHARACTERISTICS OR CONDITION OF THE PROPERTY, OR ANY PORTION THEREOF, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT; (B) THE USE, INCOME OR POTENTIAL INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON; (D) THE PRESENCE, OR ABSENCE OF, OR CONTAMINATION BY HAZARDOUS MATERIALS OF THE PROPERTY, OR THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, BUT NOT LIMITED TO, ANY STATE OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION; (E) THE HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR PARTICULAR PURPOSE OF THE PROPERTY FOR A PARTICULAR PURPOSE; OR GOOD AND WORKMANLIKE CONSTRUCTION, OR THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY STATE OR FEDERAL ACCESSIBILITY LAW RULE OR REGULATION, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OR THE TEXAS ARCHITECTURAL BARRIERS ACT; (F) THE SOIL CONDITIONS, DRAINAGE, DETENTION REQUIREMENTS, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON OR UNDER THE PROPERTY; OR (G) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER HEREBY WAIVES ANY SUCH REPRESENTATION, WARRANTY, PROMISE, COVENANT, AGREEMENT OR GUARANTY.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER IS CONVEYING THE PROPERTY TO PURCHASER “AS IS, WHERE IS”, AND WITH ALL FAULTS AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, EXCEPT FOR SELLER’S SPECIAL WARRANTY OF TITLE AND THE REPRESENTATIONS SPECIFCIALLY PROVIDED IN THIS CONTRACT. AT CLOSING, PURCHASER WILL ACCEPT THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, IMPROVEMENTS, EQUIPMENT, SYSTEMS, ROOF, FOUNDATION, AND PERSONAL PROPERTY THAT ARE A PART OF THE PROPERTY, ALONG WITH THE EXISTENCE, IF ANY, OF

TERMITES, WATER PENETRATION OR LEAKAGE, OR THE PRESENCE OF MOLD, IN ITS “AS IS” CONDITION.

THE FOREGOING PROVISIONS SHALL SURVIVE THE CLOSING IN ALL RESPECTS.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

9.1.    Conditions Precedent to Purchaser’s Performance.    The obligation of Purchaser to close the transaction described in this Contract, shall be subject to the following conditions precedent:

(a)    All the representations and warranties of Seller set forth in this Contract shall be true and correct in all material respects as of the Effective Date and on the Closing Date.

(b)    There shall be no material adverse change in the matters reflected on the Title Commitment or the Updated Survey from those matters appearing therein on the date thereof (except those changes requested by Purchaser in its notice of Title Defects), and no encumbrance or Title Defect shall affect the Property except the Permitted Exceptions.

(c)    Seller shall have duly performed or complied with all covenants, acts and agreements to be performed or complied with by Seller on or prior to the Closing Date in all material respects.

(d)    There shall be no litigation affecting the Property.

(e)    Purchaser shall have received from Seller the estoppel certificate from USA in the form attached hereto as Exhibit “B” and made a part hereof for all purposes; provided, however, Seller will use reasonable efforts to obtain and estoppel certificate from USA in the form requested by Purchaser’s lender, but Seller shall be under no obligation to deliver an estoppel certificate other than in the form attached hereto as Exhibit “B”.

(f)    Seller shall deliver to Purchaser copies of USA’s insurance certificates.

(g)    USA shall not have given notice that it is discontinuing operations at the Real Property, filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

If any of the foregoing conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser must give Seller written notice specifically setting forth the condition that has not been satisfied, and Seller shall have five (5) days to cure such condition and the Closing Date shall be automatically extended accordingly. If Seller fails to satisfy such condition within such five (5) day period, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to terminate this Contract by delivery of a written notice to Seller, in which event the Earnest Money shall be immediately returned to Purchaser.

ARTICLE X

DAMAGE OR DESTRUCTION; CONDEMNATION

10.1.    Damage or Destruction.    Prior to Closing, risk of loss with regard to the Property shall be borne by Seller. If the Improvements or any of the Personal Property are damaged or destroyed prior to Closing, then:

(a)    if the cost of repairing such damage is less than or equal to Two Hundred Fifty Thousand and No/100, Dollars ($250,000.00) as determined by an architect mutually acceptable to Seller and Purchaser and does not give USA the right to terminate the Lease, then, at Seller’s option: (i) Seller may repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage and, in the event such repairs have not been completed prior to Closing, then the Closing nevertheless shall proceed as scheduled and the Title Company shall withhold from Seller in an escrow account the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed to Seller; or (ii) Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy, and Purchaser shall be obligated to proceed to purchase the Property in accordance with the terms hereof; or

(b)    if the cost of repairing such damage is greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or gives USA the right to terminate the Lease, as determined by an architect mutually acceptable to Seller and Purchaser, then, at Purchaser’s option (such election to be made in writing within ten days of the event): (i) Purchaser may elect to terminate this Contract by written notice to Seller, whereupon the Earnest Money shall be returned immediately to Purchaser and neither party shall have any further obligation to the other, other than Purchaser’s indemnification obligations set forth in Section 6.1 hereof; or; (ii) Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy, and the sale shall be closed without Seller’s repairing such damage.

10.2    Condemnation.    If, prior to the Closing, condemnation proceedings are commenced with respect to any material portion of the Improvements, or any material portion of the Land that materially and adversely affects the parking facilities serving the Improvements, or gives USA the right to terminate the Lease, Purchaser may either (a) terminate this Contract by delivering written notice thereof to Seller and receive an immediate refund of the Earnest Money, and neither party shall have any further right or obligation under this Contract, except for Purchaser’s indemnification obligations set forth in Section 6.1 hereof, or (b) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing, or as soon as available, any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding or assign to Purchaser any right it may have to receive proceeds attributable to the Property from such condemnation or eminent domain proceeding, and there shall be no reduction in the Purchase Price.

ARTICLE XI

CLOSING

11.1.    Time and Place.    The sale and purchase of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of the Title Company. The Closing shall occur on or before forty-five (45) days after the expiration of the Inspection Period or as otherwise agreed by Purchaser and Seller in writing (the “Closing Date”). Purchaser shall have the right to extend the Closing for no more than fifteen (15) days by (i) delivering to the Title Company on or before the Closing Date $100,000.00 of additional Earnest Money, which shall be non-refundable except for a default by Seller, which shall be credited at Closing to the Purchase Price, and (ii) delivering to Seller on or before the Closing Date written notice stating that (a) it elects to extend the Closing Date for no more than fifteen days, (b) it waives all conditions to Closing other than Seller’s delivery of the Deed, and (c) it acknowledges that all Earnest Money, including the additional $100,000.00 described above, is fully non-refundable, except for an uncured default by Seller, a casualty or condemnation, or failure of a condition precedent.

11.2.    Items to be Delivered by Seller at the Closing.    At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

(a)    A special warranty deed in form attached hereto as Exhibit “C” and incorporated herein by reference, duly executed and acknowledged, granting, conveying, and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions or other matters affecting title to the Property except the Permitted Exceptions.

(b)    An updated Title Commitment irrevocably committing the Title Company to issue as soon as practical after Closing an Owner’s Policy of Title Insurance (the “Title Policy”) in a face amount equal to the Purchase Price issued by the Title Company on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing no exceptions except the Permitted Exceptions and the standard printed exceptions therein, except:

(1)    the exception relating to restrictions affecting the Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions;

(2)    the exception relating to discrepancies, conflicts or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show may be amended to read “shortages in area” only, but the additional premium for such amendment shall be at Purchaser’s sole cost and expense; and

(3)    the blank in the printed exception for standby fees and taxes shall show the year of Closing.

(c)    A Blanket Conveyance and Bill of Sale in form attached hereto as Exhibit “D” and incorporated herein by reference, duly executed and acknowledged by Seller, conveying to Purchaser all of Seller’s right, title and interest in the Personal Property, with the same “AS IS” provision as contained in the Deed and in Section 8.2 hereof.

(d)    An Assignment and Assumption of the Lease in form attached hereto as Exhibit “E” and incorporated herein by reference, duly executed and acknowledged by Seller, assigning all of Seller’s interest in, to, and under the Lease.

(e)    Such evidence that may be reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

(f)    An affidavit in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445.

(g)    A letter (the “Tenant Notification Letter”) dated as of the Closing Date, in the form attached hereto Exhibit “F” and incorporated herein by reference, evidencing the assumption by Purchaser of the landlord’s duties and obligations under the Lease accruing on or after the Closing Date.

(h)    A “bills paid affidavit” in accordance with Section 53.085 of the Texas Property Code.

(i)    The USA Estoppel Certificate.

11.3.    Items to be Delivered by Purchaser at the Closing.    At the Closing, Purchaser shall deliver to Seller the Purchase Price. In addition, Purchaser shall execute the Deed, the Bill of Sale, the Assignment and Assumption of the Lease and the Tenant Notification Letter.

11.4.    Adjustments and Prorations.    At Closing, the following items shall be adjusted or prorated in cash between Seller and Purchaser:

(a)    Rents or other income from the Property, and any other amounts collected by Seller and attributable to a period of time on or subsequent to Closing.

(b)    Since USA pays all operating expenses, taxes and utility charges, there will be no proration for any of these items.

(c)    Seller shall pay the base premium for the Title Policy, shall reimburse Purchaser for the actual cost, not to exceed $1,500.00,of any Updated Survey obtained by Purchaser, all escrow fees charged by Houston Title Company, all pre-payment penalties and other costs, if any, charged by the Existing Lender and associated with the payment at Closing of the Existing Loan, and shall pay Seller’s attorneys’ fees and the recording cost to release any liens set forth on Schedule C of the Title Commitment. Purchaser shall pay the cost to modify the areas and boundaries exception in the Title Policy to read “shortages in area” only (if such modification is requested by Purchaser), the cost of any inspection fee required by the Title Company to delete the exception as to “rights of parties in possession”, the cost of any other endorsements requested by Purchaser that are permitted by applicable Texas law, if any, the cost of the Updated Survey in excess of $1,500.00, all escrow fees charged by Chicago Title Company, Purchaser’s attorneys’ fees, all costs associated with Purchaser’s assumption of the Existing Loan (if same is assumed by Purchaser), and the recording cost for the Deed. Except as otherwise provided herein, each party shall pay its share of all other closing costs as is normally paid by a seller or purchaser, respectively, in a transaction of this character in the county where the Property is located.

11.5    Right to Possession.    At Closing, Purchaser shall be possession of the Property, subject to the Lease and USA’s rights of possession under the Lease.

ARTICLE XII

REMEDIES UPON DEFAULT

12.1.    Default of Seller.    Notwithstanding anything in this Contract to the contrary, if Seller defaults in the performance of this Contract, Purchaser must give Seller written notice specifically setting forth such default, and Seller shall have five (5) days to cure such default, and the Closing Date shall be automatically extended accordingly. If Seller fails to cure such default within such five (5) day period, then Purchaser, as Purchaser’s sole and exclusive remedies, may either (a) terminate this Contract by written notice delivered to Seller, in which event the Earnest Money shall be immediately returned to Purchaser (free of any claim thereto by Seller) and neither party shall have any further obligations to the other, other than Purchaser’s indemnification obligations set forth in Section 6.1 hereof; or (b) enforce specific performance of this Contract.

12.2.    Default by Purchaser.    Notwithstanding anything in this Contract to the contrary, if Purchaser fails to consummate this Contract, Seller, as Seller’s sole and exclusive remedy, shall have the right to terminate this Contract by giving written notice thereof to Purchaser, whereupon neither party shall have any further rights or obligations hereunder, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer and shall be liquidated damages for default of Purchaser because of the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money upon Purchaser’s breach shall constitute full satisfaction of Purchaser’s obligations hereunder.

12.3.    Instructions to Title Company.    If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Contract in accordance with its terms, Purchaser and Seller agree to deliver a letter of instruction to the Title Company directing disbursement of the Earnest Money to the party entitled thereto.

ARTICLE XIII

REAL ESTATE COMMISSION AND DISCLOSURES

13.1    Commission.    Darrell L. Betts, CCIM, and Scot C. Farber, CCIM, of Grubb& Ellis Company, and Capital Commercial Consultants, Inc. (“Seller’s Brokers”), have negotiated this sale and Seller agrees to pay Seller’s Brokers a commission pursuant to a separate agreement between Seller and Seller’s Brokers, but only upon Closing. In addition, Seller agrees to pay Triple Net Properties Realty, Inc. (“Purchaser’s Broker”) a $325,000.00 commission, but only upon Closing. If this Contract is terminated for any reason prior to Closing, or if this transaction does not close for any reason, then no commission will be due. Seller shall be solely responsible for the payment of the commission to Seller’s Brokers and Purchaser’s Broker, and Seller does hereby indemnify and hold Purchaser harmless from such real estate commissions. Purchaser and Seller each warrant and represent to the other that no agent or broker other than the Seller’s Brokers and Purchaser’s Broker are entitled to a commission or fee as a result of this sale, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability or expense suffered by the other party by reason of a breach of such warranty or representation. This indemnity shall survive the Closing.

13.2    TITLE DISCLOSURE.    IN ACCORDANCE WITH THE TERMS OF THE REAL ESTATE LICENSE ACT OF TEXAS, YOU, AS PURCHASER, ARE ADVISED THAT YOU SHOULD HAVE THE ABSTRACT COVERING THE PROPERTY EXAMINED BY AN ATTORNEY OF YOUR CHOICE, OR BE FURNISHED WITH OR OBTAIN A POLICY OF TITLE INSURANCE. PURCHASER ACKNOWLEDGES RECEIPT OF SUCH NOTICE BY ITS EXECUTION OF THIS CONTRACT.

ARTICLE XIV

MISCELLANEOUS

14.1.    Notices.    Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; (iii) delivered by delivery service (including any express mail or overnight delivery service), or (iv) sent by telex, telecopy or e-mail. Notices, demands, or other communications delivered by mail shall be deemed given and received when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated below:

Seller:	Mr. Paul D. Agarwal CCI-1150 Gemini, Ltd. 327 Congress Ave., Suite 450 Austin, Texas 78701 Telephone: (512) 472-6990, ext. 202 Telecopy: (512) 472-7056 E-Mail: doug@capitalcommercial.com

With Copy To:	Mr. Derek George Capital Commercial Investments, Inc. 1776 Yorktown, Suite 850 Houston, Texas 77056 Telephone: (713) 621-7300 Telecopy: (713) 622-7760 E-Mail: dgeorge@capitalcommercial.com

And Copy To:	Mr. William D Brown Sneed, Vine & Perry, P.C. 901 Congress Austin, Texas 78701 Telephone No. (512) 476-6955 Telecopy No. (512) 476-1825 E-Mail: bbrown@sneedvine.com

Purchaser:	Mr. Anthony W. Thompson Triple Net Properties, LLC 1551 North Tustin Ave., Suite 650 Santa Ana, CA 92705 Telephone: (714) 836-5263 Telecopy: (714) 667-6860 E-Mail: Thompson@1031nnn.com

With Copy To:	Mr. Louis J. Rogers Hirschler Fleisher 701 East Byrd Street, 15th Floor Richmond, VA 23219 Telephone: (804) 771-9567 Telecopy (804) 644-0957 E-Mail:

Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address.

14.2.    Contract Not to Survive.    Except as expressly set forth herein to the contrary, all representations, warranties, disclaimers of representations or warranties, covenants and agreements contained herein, whether to be performed before or after the Closing Date, shall be deemed to be merged into or waived by the instruments of the Closing, and shall not survive Closing.

14.3.    Assignment.    This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Purchaser may assign this Contract to any person, firm, corporation, or other entity which the Purchaser, at its sole discretion, may choose, without the consent of Seller; provided, however, in the event of such assignment, Purchaser shall not be released from any liability or obligation under this Contract.

14.4.    Interpretation and Applicable Law.    THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN HARRIS COUNTY, TEXAS. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

14.5.    Amendment.    This Contract may not be amended except by an agreement in writing signed by Seller and Purchaser.

14.6.    Attorneys’ Fees.    If either party files a lawsuit in connection with this Contract, the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

14.7.    Entire Agreement.    This Contract constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

14.8.    Multiple Counterparts.    This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.9.    Effective Date; Dates.    The effective date of this Contract (the “Effective Date”) shall be the date on which a fully executed copy of this Contract has been delivered and receipted by the Title Company. Any act performable on an official United States holiday or a Saturday or Sunday shall be performable on the next business day following such date.

14.10.    Construction.    The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Contract shall be interpreted according to its fair construction and shall not be construed against either party.

14.11.    Invalidity.    If any provision in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.12.    Time is of the Essence; Waiver.    Time is of the essence with respect to every provision of this Contract. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy.

SELLER: CCI – 1150 Gemini, Ltd., a Texas limited partnership

By:	Capital Commercial Interests III, LLC, a Texas limited liability company, its General Partner

By:	/s/ PAUL D. AGARWAL
Paul D. Agarwal, President

PURCHASER: Triple Net Properties, LLC, a Virginia limited liability company

By:	/s/ ANTHONY W. THOMPSON
Anthony W. Thompson, President